Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated July 11, 2008 (including amendments thereto) with respect to the Common Stock of O.I. Corporation.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: July 11, 2008	MUSTANG CAPITAL ADVISORS, LP

	By:	Mustang Capital Management, LLC its general partner

	By:	/s/ John K. H. Linnartz
John K. H. Linnartz, Managing Member

MUSTANG CAPITAL MANAGEMENT, LLC

By:	/s/ John K. H. Linnartz
John K. H. Linnartz, Managing Member

/s/ John K. H. Linnartz
John K. H. Linnartz

WESTERN MUSTANG HOLDINGS LLC

By:	Western Sizzlin Corporation, its sole member

By:	/s/ Robyn Mabe
Robyn Mabe, Vice President and CFO

WESTERN SIZZLIN CORPORATION

By:	/s/ Robyn Mabe
Robyn Mabe, Vice President and CFO